Media General, Inc., PO Box 85333 Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, September, 20, 2012

Media General’s Board of Directors Elects Wyndham Robertson as a New Director

Richmond, VA - Media General, Inc. (NYSE:MEG) announced today that the Board of Directors has elected Wyndham Robertson as a new Class B director, effective immediately, returning to a position she held on Media General’s board from 1996 to 2005.  Miss Robertson served on the Audit Committee during her prior tenure on the Media General board.  She was recommended for reelection to the board by Berkshire Hathaway.

“Media General is delighted to welcome Wyndham back to the Board of Directors,” said J. Stewart Bryan, chairman of the board.  “Wyndham had a long and successful career as an executive in the media and communications businesses, including 25 years with Fortune magazine.  She will provide valuable perspective as Media General moves ahead as a pure-play television broadcaster, with a significant commitment to increasing its presence on digital and mobile platforms,” said Mr. Bryan.

Miss Robertson has served as a director of three other public companies:  Capital Cities/ABC, Inc., The Equitable Companies Inc. and Wachovia Corporation.  From 1986-1995 she was vice president for communications at the University of North Carolina.  Prior to that, she spent 25 years at Fortune Magazine, specializing in investment, financial and technology topics.  She graduated from Hollins University and served on its Board of Trustees for more than 30 years, including a term as chair.  The Wyndham Robertson Library at Hollins is named in her honor.  Miss Robertson currently serves on a number of non-profit boards, including as a member of the investment committee for Hollins.  She is a director of the Blanche and Julian Robertson Family Foundation and a trustee of The Robertson Foundation.

About Media General
Media General is a leading provider of news, information and entertainment across 18 network-affiliated broadcast television stations and their associated digital media and mobile platforms.  The company’s stations serve consumers and advertisers in strong local markets, primarily in the Southeastern United States. Media General’s network affiliates include eight NBC stations, eight CBS stations, one ABC station and one CW station.  Six of the company’s stations operate in the Top 40 markets in the United States.  Media General’s stations reach more than one-third of TV households in the Southeast and more than 8 percent of U.S. TV households.  Media General entered the television business in 1955 when it launched WFLA-TV in Tampa, Florida, as an NBC affiliate.  Today, WFLA is the company’s largest TV station, operating in the 14th largest DMA in the United States.  Media General continues to own The Tampa Tribune and its associated print properties and expects to enter into a transaction with one of several prospective buyers for the group.

Contact Us

Additional information about Media General is available on its web site www.mediageneral.com or by contacting Lou Anne J. Nabhan, Vice President-Corporate Communications, at (804) 649-6103 or lnabhan@mediageneral.com.